UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 26, 2010

OMNI ENERGY SERVICES CORP.

(Exact name of registrant as specified in its charter)

LOUISIANA	0-23383	72-1395273
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4500 N.E. Evangeline Thruway

Carencro, Louisiana 70520

(Address of principal executive offices) (Zip Code)

(337) 896-6664

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On October 26, 2010, at a special meeting of the Company’s shareholders, such shareholders voted to adopt the Agreement and Plan of Merger, dated as of June 3, 2010, by and among Wellspring OMNI Holding Corporation (“Parent”), Wellspring OMNI Acquisition Corporation (“Acquisition”), and the Company (the “Merger Agreement”). On October 27, 2010, the Company filed Certificates of Merger with the Secretary of State of the State of Louisiana and the Secretary of State of the State of Delaware, pursuant to which Acquisition merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation (“the Surviving Corporation”) . As a result of the Merger, the Company became a subsidiary of Parent. Under the terms of the Merger Agreement, each share of Company common stock, par value $0.01 per share, outstanding at the effective time of the Merger (other than shares owned by Parent, Acquisition and the Company, and by shareholders who have perfected and not withdrawn a demand for dissenters’ rights under Louisiana law) was canceled and converted into the right to receive $2.75 in cash, without interest.

The foregoing description of the Merger Agreement and related transactions does not purport to be complete and is subject, and qualified in its entirety by reference, to the full text of the Merger Agreement, which is attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 3, 2010, and which is incorporated herein by reference.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On October 27, 2010, at the Company’s request and in connection with the consummation of the Merger, the NASDAQ Stock Market (“NASDAQ”) filed with the Securities and Exchange Commission a Notification of Removal from Listing and/or Registration under Section 12(b) of the Securities Act of 1934, as amended (the “Exchange Act”), on Form 25, thereby commencing the process of delisting the Company’s common stock from NASDAQ. The Company expects its common stock to be delisted from NASDAQ as of the close of trading on October 27, 2010. The Company intends to file a Form 15 to suspend its reporting obligations under Section 13(a) and 15(d) of the Exchange Act as soon as possible.

Item 3.03	Material Modification to the Rights of Security Holders.

On October 27, 2010, pursuant to the terms of the Merger Agreement, each share of outstanding Company common stock (other than shares owned by Parent, Acquisition and the Company, the Rollover Shares (as defined below) and shares owned by shareholders who have perfected and not withdrawn a demand for dissenters’ rights under Louisiana law) was canceled and converted into the right to receive $2.75 in cash, without interest and less any applicable withholding taxes.

Item 5.01	Changes in Control of the Registrant.

The information disclosed in Item 2.01 is incorporated herein by reference. On October 27, 2010, pursuant to the terms of the Merger Agreement, Acquisition was merged with and into the Company, with the Company continuing as the surviving corporation in the Merger. As a result of the Merger, the Company became a subsidiary of Parent. Parent is controlled by an affiliate of Wellspring Capital Management LLC, a leading middle-market private equity firm that manages more than $2 billion of private equity capital (“Wellspring”).

The total cash merger consideration paid by Parent was approximately $57.5 million, which Parent funded from equity provided by an affiliate of Wellspring and proceeds under senior secured credit facilities provided by a syndicate of lenders arranged by Ableco L.L.C. In addition, holders of an aggregate of approximately 16.6% of the issued and outstanding shares of Company common stock received equity of Parent and its subsidiaries in lieu of cash in exchange for a portion of their shares of Company common stock (the “Rollover Shares”), representing approximately 16.6% of the outstanding voting equity interest of Parent and its subsidiaries.

The foregoing description of the Merger Agreement and related transactions does not purport to be complete and is subject, and qualified in its entirety by reference, to the full text of the Merger Agreement, which is attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 3, 2010, and which is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements or Certain Officers.

At the effective time of the Merger on October 27, 2010, in accordance with the Merger Agreement, Messrs. Edward E. Colson, III, Ronald E. Gerevas, Barry E. Kaufman, Brian J. Recatto, Dennis R. Sciotto and Richard C. White ceased serving as directors of the Company. Mr. Sciotto, the Company’s Chairman of the Board, and Mr. Recatto, the Company’s President and Chief Executive Officer, will serve as members of Parent’s board of directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNI ENERGY SERVICES CORP.

Dated: October 27, 2010

	By:	/s/ Ronald D. Mogel
Senior Vice President
and Chief Financial Officer